Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE RESTATED CERTIFICATE OF INCORPORATION

OF REGIONS FINANCIAL CORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Regions Financial Corporation resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and approving for the consideration of the stockholders of said corporation at the Corporation’s Annual Meeting. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended by changing paragraph five of the Article thereof numbered “Seventh” so that, as amended, paragraph five of said Article shall be and read as follows:

“(5) To fix the number of Directors which shall constitute the whole Board, subject to the following:

“(a) The number of Directors constituting the entire Board shall be fixed from time to time by vote of a majority of the entire Board except as may be otherwise provided in the By-Laws of the corporation, provided, however, that the number of Directors shall not be reduced so as to shorten the term of any Director at the time in office.

“(b) At the annual meeting of stockholders that is held in calendar year 2007, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the annual meeting of stockholders that is held in calendar year 2010 and until such directors’ successors shall have been elected and qualified. Commencing at the annual meeting of stockholders that is held in calendar year 2008, directors shall be elected annually for terms of one year, except that any director in office at the 2008 annual meeting whose term expires at the annual meeting of directors held in calendar year 2009 or 2010 (a “Continuing Classified Director”) shall continue to hold office until the end of the term for which such director was elected and until such director’s successor shall have been elected and qualified. At each annual meeting of stockholders thereafter, all directors shall be elected for terms expiring at the next annual meeting of stockholders and until such directors’ successors shall have been elected and qualified. Except as otherwise provided in the By-Laws of the corporation, any vacancies in the Board of Directors for any reason, and any created directorships resulting from any increase in the number of Directors may be filled by the Board of Directors, acting by a majority of Directors then in office, although less than a quorum. Any directors so chosen shall hold office until the end of the term to which such directors’ predecessors were elected and until their successors shall be elected and qualified. No decrease in the number of Directors shall shorten the term of any incumbent Director.

“(c) Notwithstanding any other provisions of this certificate of incorporation or the By-Laws of the corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this certificate of incorporation or the By-Laws of the corporation), any Director or the entire Board of Directors of the corporation may be removed at any time, with or without cause and only by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose; provided however, that Continuing Classified Directors may be removed at any time, but only for cause and only by the affirmative vote of the holders of 75% or more of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose.

“(d) In the event that the holders of any class or series of stock of the corporation shall be entitled, voting separately as a class, to elect any directors of the corporation, then the number of directors that may be elected by such holders shall be in addition to the number fixed pursuant to the By-Laws and, except as otherwise expressly provided in the terms of such class or series, the terms of the directors elected by such holders shall expire at the annual meeting of stockholders next succeeding their election.”

RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “Twelfth” so that, as amended, said Article shall be and read as follows:

“The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

“As provided in Article Seventh, paragraph (1), the Board of Directors is expressly authorized to make, alter or repeal By-Laws of the corporation by a vote of a majority of the entire Board except as otherwise provided in the By-Laws; and the stockholders may make, alter or repeal any By-Laws whether or not adopted by them, provided however, that any such additional By-Laws, alterations or repeal by the stockholders may be adopted only by the affirmative vote of the holders of 75% or more of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of Directors (considered for this purpose as one class) at a meeting of stockholders called for such purpose.

“Notwithstanding any other provision of this certificate of incorporation or the By-Laws of the corporation (and in addition to any other vote that may be required by law, this certificate of incorporation or the By-Laws) the affirmative vote of the holders of at least 75% of the outstanding shares of the capital stock of the corporation entitled to vote generally in the election of Directors (considered for this purpose as one class) shall be required to amend, alter or repeal or adopt any provision inconsistent with Article Seventh paragraph (5)(a), Article Seventh paragraph (5)(d), Article Seventh paragraph (6), Article Ninth, Article Tenth or Article Twelfth of the certificate of incorporation.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, at the annual meeting of stockholders of said corporation which was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 19th day of April, 2007.

By:	/s/ John D. Buchanan
Title:	Executive Vice President, General Counsel and Corporate Secretary
Name:	John D. Buchanan